UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 8, 2018

AMERICOLD REALTY TRUST (Exact name of registrant as specified in its charter)

Maryland	001-34723	93-0295215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Glenlake Parkway, South Tower, Suite 600 Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)
(678) 441-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 - Other Events.
On March 8, 2018, YF ART Holdings, L.P. (“YF ART Holdings”), a holding company majority owned by certain investment funds managed by affiliates of The Yucaipa Companies, LLC and the largest shareholder of Americold Realty Trust (the “Company”), entered into a margin loan agreement (the “Margin Loan Agreement”) dated as of March 8, 2018 with Morgan Stanley Senior Funding Inc., as administrative agent, Morgan Stanley Bank, N.A., as a lender, Royal Bank of Canada, as a lender, and the other agents and lenders party thereto (collectively, the “Finance Parties”) and certain other agreements entered in connection therewith (together with the Margin Loan Agreement, the “Margin Loan Documents”). Pursuant to the Margin Loan Documents, YF ART Holdings has pledged 54,952,774 common shares of beneficial interest, $0.01 par value per share, of the Company (the “Common Shares,” and the Common Shares so pledged, the “Pledged Shares”) to secure borrowings under the Margin Loan Documents. The Pledged Shares represented approximately 38.6% of the Company’s issued and outstanding common shares as of March 8, 2018.
The Company is not a party to the Margin Loan Documents and has no obligations thereunder. In connection with these arrangements, the Finance Parties required that the Company deliver a consent and acknowledgement to YF ART Holdings and the Finance Parties pursuant to which the Company has, among other matters, agreed, subject to applicable law and stock exchange rules, not to take any actions that would adversely affect the enforcement of the rights of the Finance Parties under the Margin Loan Documents. In consideration of the Company’s agreement to enter into such consent and acknowledgment, YF ART Holdings entered into a letter agreement with the Company that provides that, among other matters, YF ART Holdings may not, without the prior written consent of the Company, directly or indirectly transfer or dispose of an amount greater than 27,476,387 of its Common Shares, subject to certain exceptions (including as relating to the Margin Loan Documents), for a ninety-day period beyond the lock-up period applicable to YF ART Holdings’ Common Shares under the lock-up agreement it entered into with the representatives of the underwriters for the Company’s initial public offering. The Company also entered into an amendment of the Amended and Restated Shareholders Agreement, dated as of January 18, 2018, by and among the Company and the shareholders of the Company signatories thereto, which addresses certain matters related to the Margin Loan Documents.
As of March 8, 2018, YF ART Holdings has borrowed an aggregate of $368 million under the Margin Loan Documents. The Company has been informed by YF ART Holdings that the Margin Loan Documents contain customary default provisions. In the event of a default under the Margin Loan Documents by YF ART Holdings, the secured parties under the Margin Loan Documents may foreclose upon any and all Pledged Shares and may seek recourse against YF ART Holdings.
The Company has been informed by YF ART Holdings that YF ART Holdings used the proceeds from the margin loan to pay in full the outstanding preferred investment, including the preferred return thereon, of CF Cold LP, an investment vehicle affiliated with Fortress Investment Group LLC, in YF ART Holdings. Following such payment, CF Cold LP ceased to be a limited partner in YF ART Holdings and no longer has any economic interest therein, and CF Cold LP directly beneficially owned 7,235,529 Common Shares. The Common Shares beneficially owned by CF Cold LP remain subject to the lock-up agreement entered into in connection with the Company’s initial public offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 12, 2018

AMERICOLD REALTY TRUST
By:	/s/ Marc Smernoff
Name:	Marc Smernoff
Title:	Chief Financial Officer and Executive Vice President